Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, File No. 333-128936, and on Form S-3, File No. 333-140158, of our reports dated February 8, 2007, relating to the financial statements of Genco Shipping & Trading Limited, and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 8, 2007